EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN
PALM BEACH GARDENS, FLORIDA
Opening Marks the 100th Cheesecake Factory Restaurant

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – November 15, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 100th Cheesecake Factory restaurant on November 14, 2005 at Downtown at the Gardens in Palm Beach Gardens, Florida.  The restaurant contains approximately 8,900 square feet and approximately 250 seats.

          “We are incredibly excited to open our 100th Cheesecake Factory restaurant,” commented David Overton, Chairman and CEO.  “From our modest beginnings in Southern California over 27 years ago to 100 restaurants and over $1 billion in sales, this is a very proud moment for all of us at The Cheesecake Factory.”

About The Cheesecake Factory

          The Cheesecake Factory Incorporated operates 100 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit www.thecheesecakefactory.com.

###

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100